UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2008

Republic First Bancorp, Inc.
(Exact name of Registrant as Specified in its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	000-17007 Commission File Number	23-2486815(IRS Employer Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102
 (Address of Principal Executive Offices)

(215) 735-4422
Registrant’s telephone number, including area code

None
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Director

Theodore J. Flocco, Jr. C.P.A. was elected  to the Board of Directors of the company on June 17, 2008. Before his retirement, Mr. Flocco was Senior Audit Partner for Ernst & Young LLP, and advised many of the largest SEC regulated clients of the Philadelphia office for more than 35 years, including several regional and local banks.

Mr. Flocco's election to the Board of Directors resulted from investments by Vernon Hill, Founder and Chairman (retired) of Commerce Bancorp, and a group of three other investors, and Harry D. Madonna in a private placement of $10.8 million of convertible trust preferred securities by Republic First Bancorp. The terms of the investments provided for the naming of one individual to the board of directors, and Mr. Flocco is Mr. Hill's designee for that position.

Mr. Flocco offers significant experience in the banking, mutual fund, real estate and manufacturing and distribution industries. His responsibilities at Ernst & Young LLP included consulting with senior executives and directors of companies on accounting and strategic business issues, mergers and acquisitions, public offerings and SEC registrations. He has extensive experience in the public offering market, having spearheaded more than 100 public equity and debt offerings.

Republic is headquartered in Philadelphia with $1.0 billion in assets, and is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twelve offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.